FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT (the “AMENDMENT”) is made as of the 6th day of April, 2011, and shall hereby constitute an amendment to the Executive Employment Agreement, dated as of July 1, 2008 (the AGREEMENT”), between DBA Distribution Services, Inc., with a place of business at 701 Cottontail Lane, Somerset, NJ 08875 (the “Company”), and Paul L. Pollara, an individual residing at 5 La Cam Road, Newbury Park, CA 91320 (the “Executive”).

RECITALS

WHEREAS, the Executive and the Company entered into the Agreement, effective July 1, 2008, and Executive is currently employed by the Company under the Agreement; and

WHEREAS, pursuant to Section 6.5 of the Agreement, the Company and the Executive may amend the Agreement by further agreement, in writing, fully executed by each of the parties; and

WHEREAS, the parties desire to enter into this Amendment, which Amendment shall amend and the Agreement and be effective as of the date first set forth above; and

NOW THEREFORE, in consideration of the foregoing, the mutual and dependent promises hereinafter set forth, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the parties, intending to be legally bound, do hereby agree as follows:

1.	Amendments.

a.	Term Section 2.0 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

2.         Term. Subject to earlier termination pursuant to Section 5 of this Agreement, this Agreement and the employment relationship hereunder shall continue from the Effective Date until March 31, 2013; provided, however, that commencing on March 31, 2013 and on each anniversary thereafter (each an "Extension Date"), the Term shall be automatically extended for an additional one-year period, if, at least ninety (90) days prior to the next Extension Date, the Executive provides to the Company written notice of his desire to extend the Term (the "Executive Notice"); unless either:  (i) within ten (10) days of receiving the Executive Notice; or (ii) at least ninety (90) days prior to the next Extension Date; the Company provides notice to the Executive of its desire not to extend the Term, in either of which case, the Term shall not be deemed extended.  As used in this Agreement, the "Term" shall refer to the period beginning on the Effective Date and ending on the date the Executive's employment terminates in accordance with this Section 2 or Section 5.  In the event that the Executive's employment with the Company terminates, the Company's obligation to continue to pay all base salary, as adjusted, and other benefits then accrued shall terminate except as may be provided for in Section 5 of this Agreement.

b.	Duties and Title Section 3.0 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

3.0           Duties and Title.

3.1           Title.  The Company shall employ the Executive to render exclusive and full-time services to the Company and its affiliates.  The Executive shall serve in the capacity of VP of Operations – Western Region and shall report directly to Chief Executive Officer of the Company (the "CEO") or such other person as the CEO shall designate.

3.2           Duties.  The Executive will have responsibilities and will perform such executive duties commensurate with the position of VP of Operations as may be assigned by the CEO, including the oversight of the Company’s Los Angeles operations.  The Executive will devote all his full working-time and attention to the performance of such duties and to the promotion of the business and interests of the Company and its affiliates.  The Executive shall not be precluded from engaging in community and civic activities, the focus of which is not primarily political, provided that such activities, either individually or in the aggregate, do not give rise to a conflict of interest with the Company or otherwise materially interfere with the Executive's performance.

c.	Compensation and Benefits by the Company Section 4.0 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

4.0           Compensation and Benefits by the Company.  As compensation for all services rendered pursuant to this Agreement, the Company shall provide the Executive the following during the Term:

4.1           Base Salary.  The Company will pay to the Executive an annual base salary of $208,000, payable in accordance with the customary payroll practices of the Company ("Base Salary").

4.2           Participation in Employee Benefit Plans.  The Executive shall be entitled, if and to the extent eligible, to participate in all of the applicable benefit plans of the Company, which may be available to other senior executives of the Company, on the same terms as such other executives.  The Company may at any time or from time to time amend, modify, suspend or terminate any employee benefit plan, program or arrangement for any reason without Executive's consent if such amendment, modification, suspension or termination is consistent with the amendment, modification, suspension or termination for other employees of the Company.

4.3           Vacation.  The Executive shall be entitled to four (4) weeks of paid vacation to be scheduled so as not to disrupt or interfere with management of the business.  Executive shall not be entitled to payment for unused vacation days.

4.4           Expense Reimbursement.  The Executive shall be entitled to receive reimbursement for all appropriate business expenses incurred by him in connection with his duties under this Agreement in accordance with the policies of the Company as in effect from time to time.

4.5           Stock Options.  During the Term, the Executive shall be eligible to receive grants of stock options under the Radiant Logistics, Inc. 2005 Incentive Stock Plan.

2.	Continuing Effect of Agreement. The Agreement shall continue in full force and effect as amended herein.

3.
Counterparts.  This Agreement may be executed in one or more copies, each of which shall be deemed an original.  This Agreement may be executed by facsimile signature and each party may fully rely upon facsimile execution; this agreement shall be fully enforceable against a party which has executed the agreement by facsimile.

IN WITNESS WEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

COMPANY:

DBA DISTRIBUTION SERVICES, INC.

By:	/s/ Todd Macomber
Name: Todd Macomber
Title: Treasurer/Secretary

EXECUTIVE:

/s/ Paul L. Pollara
Paul L. Pollara